Exhibit 10.5

SEVENTH AMENDMENT TO THE

EMPLOYMENT AGREEMENT
BETWEEN JOSEPH MASTERS AND URS CORPORATION

WHEREAS, Joseph Masters (the “Employee”) and URS Corporation, a Delaware corporation (the “Company”), entered into an Employment Agreement effective as of September 8, 2000 (the “Employment Agreement”); and

WHEREAS, the Employee and the Company wish to amend the Employment Agreement to modify certain provisions.

NOW THEREFORE, the Employment Agreement is amended effective as of June 30, 2014, as follows:

A.                 Section 6(a) of the Employment Agreement hereby is amended in its entirety to read as follows:

(a) Definition.  For all purposes under this Agreement, “Change in Control” shall mean the occurrence, after the date of this Agreement, of any of the following events, provided that such event also constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5):

(i) A change in control of the Company required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(ii) A change in the composition of the Company’s Board of Directors (the “Board”), as a result of which fewer than two-thirds of the incumbent directors were either (A) directors of the Company twenty-four (24) months prior to such change or (B) elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who were directors of the Company twenty-four (24) months prior to such change and who were still in office at the time of the election or nomination; or

(iii) Any person becomes the beneficial owner of securities of the Company representing thirty percent (30%) or more of the Company’s Base Capital Stock.  Notwithstanding the preceding clause:

(1) the beneficial ownership by a person of thirty percent (30%) or more, but less than a majority, of the Base Capital Stock shall not constitute a Change in Control if such beneficial ownership was acquired in the ordinary course of such person’s business and not with the purpose or effect of changing or influencing the control of the Company and if such person is eligible to file a short-form statement on Schedule 13G under Rule 13d-1 under the Exchange Act with respect to such beneficial ownership;

(2) the beneficial ownership by a person of thirty percent (30%) or more of the Base Capital Stock directly as a result of a reduction in the aggregate number of outstanding shares of Base Capital Stock shall not constitute a Change in Control unless and until, subsequent to such reduction, such person increases in any manner such person’s beneficial ownership of Base Capital Stock; and

(3) the beneficial ownership by the RCBA Group of thirty percent (30%) or more of the Base Capital Stock shall not constitute a Change in Control unless and until either (a) the RCBA Group becomes the beneficial owner of thirty percent (30%) or more of the Base Capital Stock, excluding from the numerator for purposes of such calculation the RCBA Preferred Investment Shares, (b) the RCBA Group becomes the beneficial owner of more than fifty percent (50%) of the Base Capital Stock, including in the numerator for purposes of such calculation the RCBA Preferred Investment Shares, or (c) a third person not affiliated with the RCBA Group as of the date of this Agreement directly or indirectly acquires control of the RCBA Group.

For purposes of this clause (iii):

a. “Base Capital Stock” means the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors;

b. “Beneficial owner,” “beneficial ownership” and “person” have the meanings as such terms are used in Sections 13(d) and 14(d) of the Exchange Act;

c. “RCBA Group” means Richard C. Blum & Associates, Inc. (“RCBA”) and any person “affiliated” with RCBA (within the meaning of the Exchange Act); and

d. “RCBA Preferred Investment Shares” means (i) shares of the Company’s Series B Preferred Stock, (ii) additional shares of Series B Preferred Stock issued in payment of dividends on the Series B Preferred Stock, (iii) shares of the Company’s Common Stock issued upon the conversion of the Series B Preferred Stock in accordance with its terms, and (iv) shares of other securities of the Company issued in exchange for the Series B Preferred Stock in accordance with its terms.

B.                 Section 7(a)(i) of the Employment Agreement hereby is amended in its entirety to read as follows:

(i)       The Company shall pay an amount (“Severance Payment”) equal to one million one hundred fifty two thousand dollars ($1,152,000).  The Severance Payment shall be made in a lump sum within ninety (90) days following the Employee’s Separation from Service; provided, however, that (i) if such ninety (90)-day period begins in one taxable year and ends in a second taxable year, such payment shall be made in the second taxable year, (ii) if the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such Separation from Service, the Severance Payment shall be made in a lump sum on the date that is six (6) months and one (1) day following the date of such Separation from Service and (iii) in all cases, such payment shall be conditioned upon the Employee’s release becoming effective in accordance with its terms as described in Section 8.  The immediately preceding sentence also shall be applicable to any payment, benefit or award provided pursuant to this Agreement, other than any payment, benefit or award provided under Section 6 (the terms of which shall be governed by the applicable provisions of Section 6), that is subject to Section 409A of the Code or any state law of similar effect and becomes vested or otherwise payable in connection with Employee’s termination of employment, notwithstanding anything to the contrary under the terms of any such payment, benefit or award.  The Severance Payment shall be in lieu of (A) any further payments to the Employee under Section 3 and (B) any further accrual of benefits under Section 4 with respect to periods subsequent to the date of employment termination.  In addition, at the time of the employment termination, the Company shall pay to the Employee all accrued and unpaid vacation.

C.                 Section 8 of the Employment Agreement hereby is amended in its entirety to read as follows:

Notwithstanding any of the foregoing to the contrary, in no event shall the Company be required to make any payment or provide any benefit pursuant to Section 6 or 7 above (except for any payment or benefit pursuant to Section 6(e) or for payments of accrued and unpaid vacation) unless and until the Employee executes and delivers to the Company a release in the form of Exhibit A or Exhibit B, as appropriate, and such release becomes effective in accordance with its terms no later than ninety (90) days following the termination of employment date; provided, however, that pending such execution and delivery of such a release by the Employee, the Company will advance for the account of the Employee premiums required to be paid during the period during which the effectiveness of the release is pending if necessary to avoid lapse with respect to the Employee within such period of a group dental, health or disability policy to which Severance Benefits provided under Section 7(a)(ii) relate, which advance shall be repaid by the Employee on expiration of (i) the period during which the Employee is permitted to consider whether to execute the release (if the Employee does not execute the release) or (ii) the period during which the effectiveness of the release is pending (if the Employee executes the release but does not allow it to become effective in accordance with its terms).

D.                 The Employment Agreement hereby is amended to add the following new Section 11(k):

(k)           Tax Statements.  In order to correct certain document failures under Section 409A of the Code with respect to this Agreement, the Company shall, in accordance with IRS Notice 2010-6 (the “IRS Notice”), (i) attach to its timely-filed (including extensions) original federal income tax return for its 2014 taxable year a statement entitled “§ 409A Document Correction under §§ V.B and VI.B of Notice 2010-6” setting out the information required by § XII.B of the IRS Notice with respect to such failures and (ii) provide to the Employee a statement entitled “§ 409A Document Correction under §§ V.B and VI.B of Notice 2010-6” setting out the information required by § XII.C of the IRS Notice with respect to such failures by no later than the date (with extensions) on which the Company is required to provide an information return (Form W-2) to the Employee for the 2014 calendar year.

Except as amended as provided above, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has executed this Seventh Amendment to the Employment Agreement, as of the day and year first above written.

Joseph Masters

/s/ Joseph Masters
Joseph Masters

URS Corporation,
a Delaware corporation

By:/s/ H. Thomas Hicks
Name: H. Thomas Hicks
Title: Executive V.P. & CFO